99.1 Pree Release

Humana Trans Services Holding Corp. extends Letter of Intent with Provo International

Wednesday, September 22, 2004

HANOVER, Md., September 20, 2004 -- Humana Trans Services Holding Corporation (OTCBB: HTSC.OB - News) (http://www.humanaservices.com), announced that it has signed an extension, dated September 15, 2004, to Letter of Intent, dated July 27, 2004, with Provo International, Inc. (formerly Frontline Communications Corp., AMEX: "FNT") with the terms of the transaction remaining the same.

Pursuant to the Amendment to the Letter of Intent, the two parties will file all necessary Preliminary 14C Information Statements with the SEC on or before September 30, 2004, and hope to close the transaction on or about October 31, 2004, or after completion of a review, if any, by the SEC. After the closing of the Provo transaction, Ronald Shapss, currently Chairman of Humana will be named Chairman, President and COO of Provo.

ABOUT HUMANA TRANS SERVICES HOLDING CORPORATION
Established in 2001, Humana is a fully reporting, publicly traded company listed currently on the over-the-counter (OTC) market under the symbol "HTSC". The company is primarily engaged in employee leasing and recruitment services in five states and maintains its corporate offices in Hanover, MD, with operations in the Northeast and Florida. HTSC currently provides human resource (HR) outsourcing principally to the transportation industry and to leading Fortune 500 companies including Cardinal Health, Penske Logistics and Royal Ahold.

ABOUT PROVO INTERNATIONAL INC.
Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol "FNT", Provo International Inc. is a provider of internet bandwidth services and award winning Ecommerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.